Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 No. 333-107537 pertaining to the Orthofix International N.V. Staff Share Option Plan and Orthofix Inc. Employee Stock Purchase Plan, on Form S-8 Nos. 333-5932 and 333-68700 pertaining to the Orthofix International N.V. Staff Share Option Plan, on Form S-8 Nos. 33-96172 and 33-50900 pertaining to the Orthofix International N.V. Staff Share Option Plan and Orthofix International N.V. Executive Share Option Plan, on Form S-8 No. 33-96000 pertaining to the 1983 Incentive Stock Option Plan of Orthofix International N.V. the Orthofix International N.V. 1990 Incentive Plan and the Orthofix Inc. Employee Stock Purchase Plan, on Form S-8 No. 333-136288 pertaining to the Performance Accelerated Stock Options Agreements with Certain Officers, on Form S-8 No. 333-145661 pertaining to the Orthofix International N.V. Amended and Restated 2004 Long-Term Incentive Plan and on Form S-8 No. 333-123353 pertaining to the Orthofix International N.V. 2004 Long-Term Incentive Plan, of our reports dated February 27, 2008, with respect to the consolidated financial statements and financial statement schedules of Orthofix International N.V. and the effectiveness of internal control over financial reporting of Orthofix International N.V., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Charlotte, North Carolina
February 27, 2008